Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 21, 2015 and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares.

Notice of Offer to Purchase for Cash

All Outstanding Common Shares

of

Tecumseh Products Company

at

$5.00 Net Per Share

by

MA Industrial Sub Inc.,

A Wholly Owned Subsidiary of

MA Industrial JV LLC

MA Industrial Sub Inc., a Michigan corporation (the “Purchaser”), a wholly owned subsidiary of MA Industrial JV LLC, a Delaware limited liability company (“Parent”), which is owned by DENO Investment Company II, Inc., a Michigan corporation and a wholly owned subsidiary of Mueller Industries, Inc., a Delaware corporation (together with DENO Investment Company II, Inc., “Mueller”), and Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP, each a Delaware limited partnership and affiliate of Atlas FRM LLC, a Delaware limited liability company (d/b/a Atlas Holdings LLC, “Atlas Holdings LLC,” and together with Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP, “Atlas”), is offering to purchase all outstanding common shares, no par value (the “Shares”), of Tecumseh Products Company, a Michigan corporation (“TECU”), at a price of $5.00 per share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON SEPTEMBER 18, 2015, UNLESS THE OFFER IS EXTENDED.

Consummation of the Offer is not subject to a financing condition. Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) in accordance with the terms of the Offer prior to the expiration time of the Offer and not withdrawn, a number of Shares that, together with the Shares then beneficially owned by Parent and its affiliates, represents at least a majority of the total number of Shares then outstanding on a fully diluted basis (the “Minimum Condition”), (ii) immediately prior to the expiration of the Offer, there not being any waiting periods (including any extensions thereof) or any approvals or clearances applicable to the Offer or the consummation of the Merger under any applicable antitrust laws, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including suspensory filing requirements, waiting periods and required actions, consents that shall not have expired, or been terminated or obtained, as applicable (the “Antitrust Condition”), (iii) there being no law or judgment, injunction, order or decree of any governmental authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger, (iv) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) and (v) certain other customary conditions.

The Offer is being made pursuant to an Agreement and Plan of Merger (together with any amendments or supplements thereto, the “Merger Agreement”), dated as of August 5, 2015, by and among Parent, TECU and the Purchaser, pursuant to which, as soon as practicable after the completion of the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into TECU, with TECU continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by TECU or any of its wholly owned subsidiaries or Parent or any of its subsidiaries, all of which will be cancelled and no payment will be made with respect thereto) will be converted into the right to receive an amount in cash equal to the Offer Price without interest.

TECU has granted to Purchaser, subject to certain conditions, an irrevocable option (the “Top-Up Option”), to purchase from TECU at a price equal to the Offer Price, the lowest number of authorized and unissued Shares that when added to the number of Shares directly or indirectly owned by Parent or Purchaser or their affiliates at the time of exercise of the Top-Up Option, constitutes one Share more than ninety percent (90%) of the Shares on a fully diluted basis that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form” merger pursuant to applicable Michigan law at a time when the approval of the Merger at a meeting of the TECU’s shareholders would be assured because of Parent’s and Purchaser’s ownership of a majority of the Shares following completion of the Offer.

If Purchaser acquires at least 90% of the Shares in the Offer and pursuant to the Top-Up Option, if applicable, Purchaser and TECU will take such necessary and appropriate actions in order to consummate the Merger under Section 711 of the Michigan Business Corporation Act (the “MBCA”) without a shareholders’ meeting and without the approval of TECU’s shareholders.

TECU’s board of directors unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, are fair to and in the best interests of TECU and its shareholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby including the Offer, the Top-Up Option and the Merger and (iii) resolved to recommend that the shareholders of TECU tender their Shares to the Purchaser pursuant to the Offer, and accept the Offer, and, if necessary under applicable laws, adopt and approve the Merger Agreement and thereby approve the Merger.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, TECU. Following the consummation of the Offer, Purchaser intends to effect the Merger.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market (“NASDAQ”), the Purchaser reserves the right to waive or otherwise modify or amend any of the terms and conditions of the Offer; provided that the Minimum Condition and certain other terms and conditions of the Offer described in the Offer to Purchase may be waived or modified by Purchaser only with the prior written consent of TECU.

Pursuant to the Merger Agreement, (i) Purchaser will (or at the request of TECU, Parent will cause Purchaser to) extend the Offer, if at the Expiration Time or any extension thereof the conditions to the offer set forth in “The Offer—Section 15—Conditions of the Offer” of the Offer to Purchase (“the Offer Conditions”) shall not have been satisfied or waived (except for the Minimum Condition), for successive extension periods of not more than ten (10) business days each (except as required by law) in order to permit the satisfaction of the Offer Conditions and (ii) Purchaser shall extend the Offer for any period required by any law or by any rule, regulation, interpretation or position of the SEC or the staff thereof or NASDAQ. In no event shall the Purchaser be required to extend the Offer beyond November 3, 2015, or if on November 3, 2015, all of the conditions to the Offer have been satisfied or waived other than the Antitrust Condition, thirty (30) days thereafter.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is a criminal offense.

The Offer must remain open until 20 business days following (and including the day of) the commencement of the Offer. Following Parent and the Purchaser’s acceptance of Shares tendered in the Offer, if, as of the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, Parent and the Purchaser may, without the consent of TECU, provide a subsequent offering period in accordance with the requirements of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Parent and Purchaser do not currently intend to provide a subsequent offering period, although they reserve the right to do so. If Parent and the Purchaser elect to include or extend a subsequent offering period, they will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City Time, on the next business day after the Expiration Time or date of termination of any prior subsequent offering period. See “The Offer—Section 1—Terms of the Offer” in the Offer to Purchase.

“Expiration Time” means 12:00 midnight, New York City time, at the end of the day on September 18, 2015, unless extended, in which event “Expiration Time” means the time and date at which the Offer, as so extended, shall expire.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Parent and the Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. See “The Offer—Section 1—Terms of the Offer” in the Offer to Purchase.

For purposes of the Offer, Parent and the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if they give oral or written notice of the acceptance to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”). The Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will the Purchaser pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

In all cases, the Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares) into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer—Section 3—Procedure for Tendering Shares” in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent’s Message in lieu of a Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3—Procedure for Tendering Shares” in the Offer to Purchase. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times.

A shareholder may withdraw Shares previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Time and, thereafter, a tendering shareholder may withdraw tendered Shares at any time before the Offer has expired. Pursuant to Section 14(d)(5) of the Exchange Act, Shares also may be withdrawn at any time after October 20, 2015, which is the 60th day after the date of the commencement of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares validly tendered in the Offer. If Parent and the Purchaser extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, on Parent and Purchaser’s behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise described in “The Offer—Section 4—Withdrawal Rights” in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person that tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person that tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. See “The Offer—Section 4—Withdrawal Rights” in the Offer to Purchase.

Parent and the Purchaser will determine, in their discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and Parent’s and the Purchaser’s determination shall be final and binding. Parent and the Purchaser also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, whether or not similar defects or irregularities are waived in the case of any shareholder. None of Parent, the Purchaser, the Depositary, Georgeson Inc. (the “Information Agent”) or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or any waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

In general, the receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” in the Offer to Purchase. Each holder of Shares should consult its own tax advisor to determine the tax consequences to it of participating in the Offer in light of its particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer. Parent and the Purchaser have obtained from TECU its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Parent and the Purchaser will send the Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Questions or requests for assistance may be directed to the Information Agent at its telephone number, address and/or email address set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (866) 856-4733

Or Contact via E-mail at:

Tecumseh@georgeson.com

August 21, 2015

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